Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

February 22, 2024

For Immediate Release

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2023

Andover, Mass., February 22, 2024 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2023. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the fourth quarter ended December 31, 2023 totaled $92.7 million, a 12.2% decrease from $105.5 million for the corresponding period a year ago, and a 14.1% sequential decrease from $107.8 million in the third quarter of 2023.

Gross margin decreased to $47.3 million for the fourth quarter of 2023, compared to $49.1 million for the corresponding period a year ago, and decreased sequentially from $55.9 million for the third quarter of 2023. Gross margin, as a percentage of revenue, increased to 51.1% for the fourth quarter of 2023, compared to 46.6% for the corresponding period a year ago, but decreased from 51.8% for the third quarter of 2023.

Net income for the fourth quarter was $8.7 million, or $0.19 per diluted share, compared to net income of $8.1 million or $0.18 per diluted share, for the corresponding period a year ago and net income of $16.6 million, or $0.37 per diluted share, for the third quarter of 2023.

Cash flow from operations totaled $22.1 million for the fourth quarter, compared to cash flow from operations of $0.9 million for the corresponding period a year ago, and cash flow from operations of $23.8 million in the third quarter of 2023. Capital expenditures for the fourth quarter totaled $7.7 million, compared to $12.7 million for the corresponding period a year ago and $7.7 million for the third quarter of 2023. Cash and cash equivalents as of December 31, 2023 increased 6.3% sequentially to approximately $242.2 million compared to approximately $227.8 million as of September 30, 2023.

Backlog for the fourth quarter ended December 31, 2023 totaled $160.8 million, a 47.2% decrease from $304.4 million for the corresponding period a year ago, and 8.0% sequential decrease from $174.7 million at the end of the third quarter of 2023.

Revenues for the year ended December 31, 2023 increased 1.5% to $405.1 million, from $399.1 million for the prior year. Gross margin, as a percentage of revenue, increased to 50.6% for the year ended December 31, 2023, compared to 45.2% for the prior year. Net income for 2023 was $53.6 million, or $1.19 per diluted share and 13.2% of revenues, compared to $25.4 million, or $0.57 per diluted share and 6.4% of revenue in the prior year. Cash flows from operations totaled $75.1 million for the year ended December 31, 2023, a 227.3% increase from cash flows from operations of $22.9 million for the prior year.

Commenting on fourth quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “As our products and applications pipeline create demand to fill our vertically integrated foundry, we have turned down deals that would have been inconsistent with our long term strategy.”

“Competitive AI platforms require higher current density and Vertical Power Delivery (“VPD”). PoL systems with a large multiplicity of phases have inadequate current density. Our 5G product line and ChiP foundry put us well ahead of AI power system requirements, providing superior performance and scalable capacity to expand the market opportunity.”

“We are also making progress protecting our IP from NBM copycat makers and users. Our initial action seeks to exclude importation of unlicensed servers and AI processors using infringing NBMs. Our OEM license provides access to NBMs and VPD from otherwise infringing sources, de-risking reliance on an ecosystem of copycat suppliers lacking the requisite power system IP.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 22, 2024 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with BT Conferencing, the service provider hosting the conference call. Those registering on BT Conferencing’s website will receive a webinar link and dial-in numbers. Registration may be completed at any time prior to 5:00 p.m. on February 22, 2024. Telephone participants who are unable to register should dial 833-954-8887, followed by access code 26312760358 and passcode 39424573, before 5:00 p.m. (Eastern) on February 22, 2024. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2022, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	DEC 31, 2023	DEC 31, 2022	DEC 31, 2023	DEC 31, 2022
Net revenues	$92,652	$105,493	$405,059	$399,079
Cost of revenues	45,308	56,354	200,130	218,520

Gross margin	47,344	49,139	204,929	180,559
Operating expenses:
Selling, general and administrative	22,694	24,942	85,714	86,264
Research and development	17,301	16,078	67,857	60,594
Litigation-contingency expense	—	—	—	6,500

Total operating expenses	39,995	41,020	153,571	153,358

Income from operations	7,349	8,119	51,358	27,201
Other income (expense), net	3,243	1,808	8,886	1,486

Income before income taxes	10,592	9,927	60,244	28,687
Less: Provision for income taxes	1,928	1,866	6,644	3,261

Consolidated net income	8,664	8,061	53,600	25,426
Less: Net (loss) income attributable to noncontrolling interest	(4)	(1)	5	(20)

Net income attributable to Vicor Corporation	$8,668	$8,062	$53,595	$25,446

Net income per share attributable to Vicor Corporation:
Basic	$0.19	$0.18	$1.21	$0.58
Diluted	$0.19	$0.18	$1.19	$0.57
Shares outstanding:
Basic	44,455	44,062	44,320	44,005
Diluted	45,017	44,859	45,004	44,894

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31,	DEC 31,
	2023	2022
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$242,219	$190,611
Accounts receivable, net	52,631	65,429
Inventories	106,579	101,410
Other current assets	18,937	5,154

Total current assets	420,366	362,604
Long-term deferred tax assets	296	280
Long-term investment, net	2,530	2,622
Property, plant and equipment, net	157,689	166,009
Other assets	14,006	5,386

Total assets	$594,887	$536,901

Liabilities and Equity
Current liabilities:
Accounts payable	$12,100	$22,207
Accrued compensation and benefits	11,227	10,849
Accrued expenses	5,093	8,613
Accrued litigation	6,500	6,500
Sales allowances	3,482	1,661
Short-term lease liabilities	1,864	1,450
Income taxes payable	746	72
Short-term deferred revenue and customer prepayments	3,157	13,197

Total current liabilities	44,169	64,549
Long-term deferred revenue	1,020	145
Long-term income taxes payable	2,228	862
Long-term lease liabilities	6,364	7,009

Total liabilities	53,781	72,565
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	384,395	360,924
Retained earnings	296,674	243,079
Accumulated other comprehensive loss	(1,273)	(988)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	540,869	464,088
Noncontrolling interest	237	248

Total equity	541,106	464,336

Total liabilities and equity	$594,887	$536,901